INSULET CORPORATION
2017 STOCK OPTION AND INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
Cover Sheet
Insulet Corporation, a Delaware corporation (the “Company”), hereby grants restricted stock units (“RSUs”) for shares of the Company’s common stock, par value $0.001 (the “Stock”), to you, subject to the vesting and other conditions set forth below and in the attached Restricted Stock Unit Agreement (collectively, the “Agreement”) and in the Insulet Corporation 2017 Stock Option and Incentive Plan (as amended from time to time, the “Plan”).

Grant Date:
Name of Grantee:
Number of Shares of Stock underlying the RSUs covered by this Agreement:
Vesting Schedule:
[Your RSUs shall vest one-half on the first anniversary of the Grant Date, one-quarter on the second anniversary of the Grant Date and one-quarter on the third anniversary of the Grant Date (the “Vesting Dates”), provided that in each case you remain in continuous Service from the Grant Date until the applicable Vesting Date.] 1

[Your RSUs shall vest in full on April 30, 20__ (the “Vesting Date”), provided that you remain in continuous Service from the Grant Date until the Vesting Date.] 2

By electronically accepting this Agreement, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which is contained in this website. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.
This is not a stock certificate or a negotiable instrument.

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1 Applicable only for initial grants to new members of the Board of Directors.
2 Applicable only for annual grants to members of the Board of Directors.

INSULET CORPORATION
2017 STOCK OPTION AND INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Units	This Agreement evidences an award of RSUs in the number set forth on the cover sheet and subject to the vesting and other terms and conditions set forth in this Agreement and in the Plan.
Transfer of Unvested RSUs
RSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the RSUs be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit the RSUs.

Vesting
Your RSUs shall vest in accordance with the vesting schedule set forth on the cover sheet of this Agreement.

Upon a Vesting Date, any fractional shares shall be rounded to the nearest whole share, but you cannot vest in more than the number of shares of Stock underlying the RSUs covered by this Agreement.
Except as otherwise provided in this Agreement, no additional RSUs will vest after your Service has terminated for any reason.

Leaves of Absence
For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by your employer in writing if the terms of the leave provide for continued Service crediting or when continued Service crediting is required by Applicable Laws. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.
Your employer determines, in its sole discretion, which leaves count for this purpose and when your Service terminates for all purposes under the Plan.

Termination due to Death or Disability	If your Service is terminated due to your death or Disability, your RSUs shall immediately become 100% vested as of the date of such termination.
Forfeiture of Unvested RSUs	You will automatically forfeit to the Company all of the unvested RSUs as of your termination of Service.
Delivery
Delivery of the shares of Stock represented by your vested RSUs shall be made within thirty (30) days of the applicable Vesting Date or, if earlier, a termination of your Service that results in your RSUs becoming vested.

Evidence of Issuance
The issuance of the shares of Stock underlying the RSUs covered by this Agreement shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry or direct registration or the issuance of one or more Stock certificates. You will have no further rights with regard to a RSU once the share of Stock related to such RSU has been issued to you.

Withholding Taxes
You agree as a condition of this RSU that you shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Company for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the minimum required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to you a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

Retention Rights
This Agreement does not give you the right to be retained or employed by the Company (or any of its Affiliates) in any capacity. The Company and any Affiliates reserve the right to terminate your Service at any time and for any reason.

Stockholder Rights
You, or your estate or heirs, do not have any of the rights of a stockholder with respect to any RSU unless and until the share of Stock underlying the RSU has been issued and either a certificate evidencing your Stock has been issued or an appropriate entry has been made on the Company’s books.

Adjustments
In the event of a stock split, a stock dividend, or a similar change in the Stock, the number of RSUs covered by this Agreement shall be adjusted pursuant to the Plan.
Your RSUs shall be subject to the terms of the agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity in accordance with the terms of the Plan.

Clawback
The RSUs covered by this Agreement, and the shares of Stock that may be issued hereunder, are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company “clawback” or recoupment policy or Applicable Law that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or Applicable Law.
If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of this Award earned or accrued during the twelve (12)-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan
The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.
This Agreement and the Plan constitute the entire understanding between you and the Company regarding the RSUs. Any prior agreements, commitments, or negotiations concerning the RSUs are superseded; except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement between you and the Company or an Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter.

Data Privacy
In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.
By accepting the RSUs, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Electronic Delivery
By accepting the RSUs, you consent to receive documents related to the RSUs by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Your consent shall remain in effect throughout your term of Service and thereafter until you withdraw such consent in writing to the Company.

Code Section 409A
The grant of RSUs under this Agreement is intended to be exempt from or, to the extent subject thereto, to comply with Code Section 409A (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, its Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither the Company, its Affiliates, the Board, nor the Committee will have any liability to you for such tax or penalty.
For purposes of this Agreement, a termination of Service only occurs upon an event that would be a Separation from Service.
Notwithstanding anything in this Agreement to the contrary, if at the time of the Grantee’s Separation from Service, (i) the Grantee is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable on account of such separation from service to the Grantee constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first payroll date after such Delay Period (or upon the Grantee’s death, if earlier), without interest thereupon.

By electronically accepting this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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